Exhibit 10.25
Bottomline Technologies (DE), Inc.
RESTRICTED STOCK GRANT

1. Grant of Restricted Shares. In consideration of services to be rendered by the Recipient to Bottomline Technologies (de), Inc., a Delaware corporation (the “Company”), hereby grants to [__________________] (the “Recipient”), pursuant to the Company’s 2019 Stock Incentive Plan (the “Plan”), [_________] shares (the “Restricted Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), subject to the terms and conditions of this agreement (the “Agreement”) and the Plan, a copy of which has been provided to the Recipient. The Restricted Shares will be held in book entry by the Company’s transfer agent in the name of the Recipient. The term “Company” shall mean Bottomline Technologies (de), Inc. and all subsidiaries and affiliated entities of Bottomline Technologies (de), Inc. as defined in Sections 1504(a), 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan. To the extent that any term of this Agreement conflicts or is otherwise inconsistent with any term of the Plan, as amended from time to time, the terms of the Plan shall take precedence and supersede any such conflicting or inconsistent term contained herein.

2. Vesting and Provisions for Forfeiture.

a.Vesting Schedule. Subject to the provisions of this Section 2 and Section 7, the Restricted Shares shall vest and become Vested Shares as to 100% of the Restricted Shares on the first anniversary of the date of grant set forth on the final page hereof (the “Vest Date”). Any fractional Vested Shares shall be rounded down to the nearest whole number of Vested Shares. Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the period prior to the Vest Date, and all vesting shall occur only on the Vest Date.

b.Continuous Service Required. No Restricted Shares shall vest and become Vested Shares unless on the Vest Date the Recipient is, and has been at all times since the date of grant of the Restricted Shares, a director of the Company. If the Recipient ceases to provide services to the Company as a director, then any Restricted Shares that do not become Vested Shares pursuant to Section 2(c) or 7 as a result of such cessation, shall be forfeited immediately upon such cessation and revert back to the Company without any payment to the Recipient with respect thereto. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited.

c.Disability or Death. Notwithstanding the foregoing, all Restricted Shares shall vest and become Vested Shares effective immediately upon the death or Disability (as defined below) of the Recipient. For purposes of this Agreement: “Disability” means a physical or mental infirmity that impairs the Recipient’s ability to substantially perform his or her duties for a period of at least 180 consecutive days.

3. Non-transferability of Restricted Shares. The Restricted Shares or any interest therein may not be transferred, assigned, pledged, encumbered or otherwise disposed of in any manner (whether by operation of law or otherwise) until the Restricted Shares have become Vested Shares, or as otherwise provided for in the Plan. The Company shall not be required to (i) transfer on its books any Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) treat as the owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

4. Restrictive Legends. The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

5. Rights as a Stockholder. Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders; provided that the Recipient shall not accrue or be paid any dividend (whether in cash or in stock) with respect to any Unvested Shares.

6. No Special Rights to Service. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the engagement of the Recipient as a director for the period within which the Restricted Shares may vest and become Vested Shares.

7. Change in Control Event. In the event of a Change in Control Event (as defined in the Plan), the Recipient shall, with respect to any Restricted Shares that are not Vested Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(c) of the Plan, or as may be provided under another written agreement between the Company and the Recipient.

8. Tax Matters.

a.The Recipient acknowledges and agrees that the Recipient (and not the Company) is solely responsible for any and all taxes that may be assessed on the Recipient by any taxing authority in any jurisdiction, arising in any way out of this Agreement, the Restricted Shares or the Vested Shares and the Company is not liable for any such assessments.

b.If applicable, the Recipient acknowledges he or she shall not make an election under Section 83(b) of the Code.

9. Miscellaneous.

a.The Recipient acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Recipient’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) agrees that in accepting this award, he or she will be bound by any clawback policy that the Company has in effect or may adopt in the future.

b.Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Recipient.

c.All notices under this Agreement shall be mailed, delivered by hand, or delivered by electronic means to the parties pursuant to the contact information for the applicable party set forth in the records of Fidelity Stock Plan Services or any successor third-party equity plan administrator designated by the Company from time to time (the “Administrative Service”), or at such other address as may be designated in writing by either of the parties to the other party.

d.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws). The Company and Recipient irrevocably and unconditionally submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Delaware, United States of America.

e.The Recipient hereby accepts, by signature or electronic means delivered to the Administrative Service, this Agreement and agrees to the terms and conditions of this Agreement and the Company’s 2019 Stock Incentive Plan. The Recipient hereby acknowledges receipt of a copy of the Company’s 2019 Stock Incentive Plan.

f.In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Company shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan and all decisions and actions by the Company with respect to this Agreement shall be made in the Company’s discretion and shall be final and binding on the Recipient, except for such matters as are within the sole discretion of the Committee, as described in this Agreement and/or the Plan. In any case of contradiction between any of the terms under this Agreement and the Plan, the terms of the Plan shall prevail.

10. Severability

The Parties agree that, if a clause of this Agreement were annulled or declared void, this nullity would not affect the other clauses of this Agreement which will remain fully valid. In such case, the Parties undertake to negotiate in good faith a clause replacing said clause with a similar effect.

Date of Grant: [_____________]

[DIRECTOR NAME] BOTTOMLINE TECHNOLOGIES (DE), INC.

___________________________ By:_____________________________
Name:
Title: